CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2026, relating to the financial statements and financial highlights of Horizon Kinetics Blockchain Development ETF, Horizon Kinetics Energy and Remediation ETF, Horizon Kinetics Inflation Beneficiaries ETF, Horizon Kinetics Japan Owner Operator ETF, Horizon Kinetics Medical ETF, and Horizon Kinetics SPAC Active ETF, each a series of Listed Funds Trust, which are included in Form N-CSR for the year or period ended December 31, 2025, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 27, 2026